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Colonial Stock Transfer Co, Inc.
66 Exchange Place, Suite 100
Salt Lake City, UT 84111
Phone: (801) 355-5740
Fax: (801) 355-6505

"Quality & Service the way it used to be" www.colonialstock.com

Presentor

ADIA NUTRITION INC
4041 MACARTHUR BLVD
STE 175
NEWPORT BEACH, CA USA 92660

ADIA NUTRITION INC
Date: 10/23/2013
Transaction #: 70029
Stock Type: Common

Certificates Surrendered

Cert/Id BE Issue Date Shareholder Rest Shares Lost?

2341 03/18/2013 APRIL NUGENT RC 10,000,000.00 No

Total Shares Surrendered 10,000,000.00

Certificates Issued: 0 Notes: CANCELLATION

Certificates Cancelled: 1

The attached certificate is a valuable document and should be kept in a safe place to prevent its being lost, stolen or destroyed. A surety bond is required before a lost certificate can be replaced. Bonds are expensive and their preparation may result in considerable delay in obtaining a replacement certificate. Should you lose your certificate, please contact Colonial immediately.

Notice: For detailed information about Colonial Stock Transfer's Privacy Policy, please visit our website at www.colonialstock.com/privacy

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